EXHIBIT 99

First Citizens BancShares to Complete Merger of Banking Subsidiaries

IronStone Bank to Become a Division of First-Citizens Bank & Trust Company, Effective 8 p.m. Today

RALEIGH, N.C., Jan. 7, 2011 (GLOBE NEWSWIRE) -- First Citizens BancShares Chairman Frank B. Holding, Jr. announced the merger of its two banking subsidiaries, First-Citizens Bank & Trust Company (known as First Citizens Bank) and IronStone Bank, will be completed today (Friday, Jan. 7), effective 8 p.m. Eastern.

At that time, IronStone Bank will merge with and become a division of First Citizens Bank, a North Carolina-chartered commercial bank. Prior to the merger, IronStone has operated under a federal savings association charter. The merger has received approval of state and federal banking regulators.

"This is a positive business move that offers greater value to our clients, shareholders and associates," said Holding. "In addition to the benefits of bringing together the best qualities and strengths of both organizations, this merger will give us significant opportunities for improved efficiencies and growth. As one company, First Citizens Bank, with its IronStone division, is in a strong position for the future."

Following the merger, IronStone branches will continue to operate under the IronStone name as a division of First Citizens Bank. Hope Holding Connell will continue to lead the IronStone division as its president.

"The transition will be seamless for our IronStone clients," Connell said. "They will continue to bank at the same locations, with the same associates, and receive the excellent service they've come to expect from us. In addition, First Citizens brings 113 years of providing financial services and the strength and stability that are important in the banking industry today."

The bank will post notices at its IronStone branches and communicate to clients about the merger.  IronStone's website, legal documents and marketing materials are being updated to reflect IronStone's new status.

With the IronStone merger, First Citizens Bank will serve clients at 435 offices in 17 states and the District of Columbia.  The bank will operate 58 offices under the IronStone name in Arizona, California, Colorado, Florida, Georgia, Kansas, Missouri, New Mexico, Oklahoma, Oregon, Texas and Washington. First Citizens Bank also has 377 offices in California, the District of Columbia, Florida, Maryland, North Carolina, Tennessee, Virginia, Washington and West Virginia.

First Citizens Bank's parent company, Raleigh-headquartered First Citizens BancShares, Inc. (Nasdaq:FCNCA), is the 46th largest financial holding company in the United States with $21 billion in assets.

CONTACT: Barbara Thompson
         First Citizens BancShares
         (919) 716-2716